EXHIBIT 99.2

Jerrold J. Pellizzon Chief Financial Officer (714) 549-0421, x8262	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

Ceradyne, Inc. to Release Second-Quarter 2006 Financial Results

On August 4, 2006

Costa Mesa, Calif.—August 2, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) will release financial results for second-quarter 2006 before the market open on Friday, August 4, 2006. The Company will also conduct a teleconference to review the results for the quarter, as well as discuss the remainder of 2006 and 2007.

Ceradyne also announced today that a Special Committee of its Board of Directors is conducting a Company-initiated, voluntary review of its historical stock option grants. The Special Committee has retained independent legal counsel to assist it with its review, and is reviewing stock option grants made during the period of 1997 to the present. While the Special Committee has not completed its review, preliminary indications are that the measurement dates for accounting purposes may differ from recorded dates for certain grants made during 1997 through 2003. To the extent that an adjustment to the Company’s financial results may be required, the Company believes that the estimated cumulative after-tax impact for all the years 1997 through 2005 would total less than $2 million. This would be a non-cash charge. However, depending on the results of the Special Committee’s review, the actual adjustment could be more than this estimate.

Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 8 a.m. PDT (11 a.m. EDT) on August 4. To participate in the teleconference, please call toll-free 877-869-7690 (or 706-758-0239 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. For those unable to attend, these web sites will host an archive of the call. A telephone playback will be available beginning at 11:30 a.m. PDT on August 4 through 9 p.m. PDT on August 8, 2006. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 3833233.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains a forward-looking statement regarding the Company’s current anticipation that the stock option review may not result in a cumulative adjustment of more than $2 million. This forward-looking statement is based on the Company’s current expectations and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statement, including risks and uncertainties arising out of the Company’s ongoing review of its stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the Company’s historic stock option grants and accounting that may materially impact the Company’s financial statements or results. Readers are cautioned not to place undue reliance on this forward-looking statement, which speaks only as of the date hereof. The Company undertakes no obligation to update this forward-looking statement to reflect subsequent events or circumstances.

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